Axiall Corporation 1000 Abernathy Road NE Suite 1200 Atlanta, Georgia 30328	EXHIBIT 10.33

November 2, 2015

Mark Orcutt

Re:	Separation Agreement

Dear Mark:

This letter (“Separation Agreement”) sets forth the terms and conditions of your separation from Royal Group, Inc., a subsidiary of Axiall Corporation. Your employment as Executive Vice President, Building Products ends effective September 25, 2015 (“Separation Date”). As of the Separation Date, you will no longer hold any position as an officer or employee of Royal Group, Inc.’s (the “Company”) subsidiaries and affiliates including AxialI Corporation, and you will promptly execute any such documents and take such actions as may be necessary or reasonably requested to effectuate or memorialize the separation of your employment and cessation of your role as an officer or director any of the Company’s subsidiaries and affiliates.

1.	SEVERANCE BENEFITS

In consideration for you signing this Separation Agreement no earlier than the Separation Date, and in accordance with the terms and conditions of the Axiall Corporation Executive Officer and Key Employee Severance Plan you will receive payments and benefits as specified in Exhibit A attached hereto (the “Severance Benefits”). You acknowledge that the compensation and benefits provided under this Separation Agreement are greater than what you would be legally entitled to receive in the absence of this Separation Agreement.

2.	RESTRICTIVE COVENANTS

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Paragraph 8 of each of the Restricted Stock Unit Agreements granted to you in May 2013, May 2014 and May 2015 (collectively, the “RSU Agreements”) and the post-employment covenants set forth in any applicable equity incentive agreement.

Mark Orcutt

3.	WAIVER AND RELEASE

In exchange for the Severance Benefits the Company will provide you under this Separation Agreement, you release and forever discharge the Company, any and all past, present or future parents, subsidiaries and affiliates (the “Axiall Companies”), and any and all past, present, or future related persons or entities, including but not limited to the Company’s and the Axiall Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Axiall Corporation (the “Released Parties”) from, any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Released Parties as of the date you sign this Separation Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship (“claims”) which you or your heirs, successors, executors, or other representatives may have. All such claims are forever barred by this Separation Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (a) under any federal, state, provincial or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act; the Family Medical leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, the federal Age Discrimination in Employment Act, the Ontario Human Rights Code, any state, provincial, local, and other federal employment laws, and any amendments to any of the foregoing) and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Separation Agreement.

The above release does not waive claims (i) that may arise after you sign this Separation Agreement, (ii) which cannot be released by private agreement or (iii) to enforce the terms of this Separation Agreement, including the payment of the compensation and benefits specified in Exhibit A.

4.	COVENANT NOT TO SUE

You understand that this release will be final and binding. You promise that you will not pursue any claim that you have settled by this release. You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, the Ontario Human Rights Tribunal, or any other federal, state, provincial, or local agency charged with the enforcement of any employment laws, although by

Mark Orcutt

signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, or other corporate governing law or instruments.

5.	NO RE-EMPLOYMENT

You agree that you will not seek or accept employment with any of the Axiall Companies, including assignment to or on behalf of any of the Axiall Companies as an independent contractor or through any third party, and none of the Axiall Companies has any obligation to consider you for any future employment or assignment.

6.	REVIEW OF SEPARATION AGREEMENT

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.

7.	RETURN OF PROPERTY

You affirm that you have returned to the Company all Company Property, as described more fully below. “Company Property” includes all Axiall Companies-owned motor vehicles, equipment, supplies and documents. You further agree that you will not retain any copies or duplicates of any such Company Property.

8.	NON-DISPARAGEMENT

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Released Parties, the Company or Axiall Companies, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. The Company shall direct the officers and directors of the Company and Axiall Companies not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about you. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

Mark Orcutt

9.	NATURE OF AGREEMENT

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or Axiall Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

This Separation Agreement contains the entire agreement between the Company, other Axiall Companies and you regarding your departure from the Company, provided that, except as set forth in Paragraph 2 above, all post-employment covenants contained in Paragraph 8 of the RSU Agreements or in any other equity incentive agreement, remain in full force and effect. The Severance Benefits are in full satisfaction of all compensation arrangements between you and the Company and any severance benefits under the Company’s Executive Officer and Key Employee Severance Plan.

Additional information regarding the termination program is attached as Exhibit B. You have at least forty-five (45) days to consider the terms of this Separation Agreement and, if you execute it prior to the expiration of such period, knowingly waive the right to consider it for forty-five days. You may, for a period of seven (7) days following the execution of this Separation Agreement, revoke your acceptance of it. This revocation must be done in writing and delivered to the Company’s Legal Department before the close of business on the seventh day. This Agreement shall not become effective until the expiration of this seven-day revocation period.

On behalf of all of the senior leaders of the Company, I thank you for your contributions and years of service to Axiall Corporation and its predecessor companies.

AXIALL CORPORATION

By: Dean Adelman

Accepted and agreed to:

/s/ Mark Orcutt
Mark Orcutt
Date: November 11, 2015

Mark Orcutt

Exhibit A

Severance and Other Benefits*

1.	Severance benefits under the Axiall Corporation Executive Officer and Key Employee Severance Plan (the “Severance Plan”), which severance benefits consist of the following (as further described in, and qualified by reference to, the Severance Plan):

•	A lump sum cash payment equal to 15 months of your base salary (as in effect immediately prior to the Separation Date) in an amount equal to $733,312.50 CAD, less salary continuation payments made to you since the termination of your employment, payable within 30 days following the expiration of the revocation period in Paragraph 9;

•	A lump sum cash payment equal to a prorated portion (3/4) of 70% of your target payment under the Company’s short term cash incentive plan for the year in which the Separation Date occurs in an amount equal to $200,194.00 CAD, payable within 30 days following the expiration of the revocation period in Paragraph 9;

•	A lump sum cash payment equal to 1times your target payment under the Company’s short term cash incentive plan for the year in which the Separation Date occurs in an amount equal to $381,322.50 CAD, payable within 30 days following the expiration of the revocation period in Paragraph 9;

•	As of the Date of Termination you participated in the Company’s group benefit plans for employees in Canada. As a result, in lieu of the COBRA reimbursement of up to $7,865.00 USD as prescribed by the Severance Plan, the Company will (1) continue to make its regular contributions to maintain your participation in all of the Company’s group benefit plans until October 20, 2015 (i.e., the end of the statutory notice period under the Employment Standards Act, 2000 (Ontario)) and (2) continue to make its regular contributions to maintain your participation in the Company’s extended health and dental plans until the earlier of (a) February 28, 2017 and (b) the date you obtain alternate benefit coverage for a new employer. For greater certainty, your participation in the Company sponsored life insurance and disability coverage plans shall cease at the end of the statutory notice period on October 20, 2015 and it is your responsibility to obtain alternate coverage; and

•	A lump sum cash payment equal to $32,750.00 CAD for outplacement services, payable within 30 days following the expiration of the revocation period in Paragraph 9.

•	A lump sum cash payment equal to $5,000.00 CAD for out-of-pocket expenses incurred by you, payable within 30 days following the expiration of the revocation period in Paragraph 9.

*	Except where expressly provided, all benefits will be paid or provided in the manner and at the time specified in the underlying plan or agreement, or as required under applicable law.

Mark Orcutt

2.	Treatment of outstanding equity awards in accordance with the terms of the applicable equity incentive plans and related equity award agreements, including the following benefits (as further described in, and qualified by reference to, such plans and agreements):

•	Fully vested Restricted Stock Units as of the Separation Date are as follows:

Type	Grant Date	Lapse/ Performance Date	Vested Shares	Lapse/ FMV Price (USD)
RSU	July 27, 2009	July 27, 2010	27,500	$15.16
		July 27, 2011	27,500	$19.78
		July 27, 2012	27,500	$34.43
RSU	May 20, 2013	May 20, 2014	1,606	$43.14
		May 20, 2015	1,605	$36.79
RSU	May 19, 2014	May 19, 2015	2,668	$36.72
PRSU	May 16, 2011	May 16, 2014	21,232	$43.90
PRSU	May 21, 2012	May 21, 2015	24,651	$35.90

•	Pro-rata vesting of the Performance Restricted Stock Units granted to you in May 2014 and May 2015 pursuant to the Company’s form of TSR-Based Performance Restricted Stock Unit Agreement, with the pro-rata amount (a) based on the number of full weeks from the date of grant until the Separation Date relative to the total number of full weeks in the performance period, and (b) determined and contingent upon actual achievement of the applicable management objectives, as follows:

Grant Date	Performance Date	Full Performance Period	Full Grant	Pro Rata Performance Period	Pro Rata Target Grant
May 19, 2014	May 19, 2017	156 weeks	7,699	70 weeks	3,454
May 19, 2015	May 19, 2018	156 weeks	9,112	18 weeks	1,051

•	Continued exercisability of the stock options that you hold immediately prior to your retirement until ten years after the date of grant.

3.	Accrued salary and vested benefits under the Axiall Corporation Supplemental Executive Retirement Plan (DC SERP). Subject to the terms and conditions of the DC SERP plan and plan document s, company contributions and earnings are made as notional credits to your deferred compensation plan company account on or about December 31 of each year through the year you attain age 65 (pro-rated in the year you attain age 65). Company contributions are based on 43% of annual salary as of your termination date, stated in USD at a fixed conversion rate of 1:1 (43% of $586,650.00 USD), which shall earn simple annual interest based upon the 30-year Treasury Bill rate (to two decimal points) but with a minimum of 4.00%. The plan does not provide for adjustments to contribution amounts based upon currency exchange fluctuations. Contributions are vested once made.

Mark Orcutt

Exhibit B

Information Regarding Employment Termination Program

Class, unit or group involved: The class, unit or group of employees from among which the Company chose the persons whose employment is being terminated and are being offered a Separation Agreement is called the Decisional Unit. The Decisional Unit in this employment termination program consists of salaried senior leadership employees in the building products division, operations (the “Decisional Unit”).

Eligibility and selection: All employees in the above-described Decisional Unit are eligible for the program. All eligible employees whose employment is being terminated in the current reduction in force are selected to receive severance benefits under the program in exchange for signing a Separation Agreement containing a release of claims. The position titles and ages of those employees in the Decisional Unit whose employment is being terminated and who are being offered Separation Agreement s, and those whose employment is not being terminated and are not being offered Separation Agreements are listed below.

Time limits: Employees being offered severance benefits under a Separation Agreement including a release must sign and return the agreement within 45 days of receipt. Once the employee returns the signed agreement, he or she has seven days to revoke it.

Position titles and ages of employees in the Decisional Unit selected for termination:

Position title	Age
1. EVP, Building Products	60
2. VP- General Manager, Pipe	50

Position titles and ages of employees in the Decisional Unit not selected for termination:

Position title	Age
1. Director of Technology	60
2. General Manager- Window & Door	48
3. VP & General Manager, Exteriors and Distribution	49